Exhibit 99.906CERT

SECTION 906 CERTIFICATIONS

James C. Baker, Jr., Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Energy Infrastructure Fund, Inc. (the “Company”), each certify to his knowledge that:

1.

The Company’s periodic report on Form N-CSR for the annual period ended November 30, 2021 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

January 28, 2022

/s/ JAMES C. BAKER, JR.	/s/ TERRY A. HART
James C. Baker, Jr.	Terry A. Hart
Chairman of the Board of Directors, President and Chief Executive Officer	Chief Financial Officer, Treasurer and Assistant Secretary